Prospect Energy Corporation Makes Senior Secured Debt Investment in Cypress Consulting Services, Inc.

NEW YORK, NY -- 09/07/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made a $4.3 million senior secured investment in Cypress Consulting Services, Inc. ("Cypress"), a seismic surveying company based in Houston, Texas.

Founded in 2002, Cypress is a global logistics supply company delivering turnkey solutions for seismic data recording operations as well as for oil and gas drilling operations through more than 140 contractors. Services provided by Cypress include seismic project management, bid procurement, seismic contractor scheduling, surveying, and permitting. Cypress is deploying the proceeds of the Prospect loan primarily to acquire the assets of World Wide Drilling, Inc. ("World Wide"), a leading driller of shallow holes ("shot holes") that enable the collection of seismic data. World Wide has 24 mobile drill rigs deployed across the United States. When loaded with an explosive charge, these shot holes serve as seismic energy sources in the recording of two and three dimensional seismic imaging surveys, a fundamental precursor to exploratory drilling for oil and gas. Cypress and World Wide have a robust backlog of contracts with seismic acquisition and data processing companies as well as oil and gas production companies.

Prospect's senior debt investment in Cypress is secured by certain receivables, mobile drilling rigs acquired from World Wide, watercraft, and other specialized equipment and assets. Prospect received a net profit interest in Cypress as part of its investment.

"The Prospect team responded quickly to our time-sensitive acquisition needs, reflecting Prospect's knowledge and expertise in our industry," said Dennis Gray, Chief Executive Officer of Cypress.

"We are pleased to be investing in a leading participant in the high-growth business of seismic data collection," said Bart de Bie, a senior investment professional with Prospect Capital Management.

Separately, Prospect announced today that it has recently disbursed the remaining $3.0 million of its $9.25 million senior secured debt investment in Iron Horse Coiled Tubing Inc. ("Iron Horse"), an oilfield services company based in Medicine Hat, Alberta. This disbursement is being utilized for Iron Horse's purchase of additional coiled tubing equipment.

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577